                                                                     Exhibit 4.7

                                        English Translation of Original Contract

                        SOLARFUN POWER HOLDINGS CO., LTD.

                                LOCKUP AGREEMENT

This Lockup Agreement (this "AGREEMENT") is entered into this 20th day of June 2006 by and among Solarfun Power Holdings Co., Ltd., a company incorporated pursuant to the laws of Cayman Islands (the "COMPANY"), Mr. Lu Yonghua, Mr. Wang Hanfei, Mr. Cui Rongqiang, Mr. Gu Yongliang, Ms. Yu Haijuan, Mr. Wang Yuting, Mr. Cao Min and Mr. Tong Xingxue (each a "SHAREHOLDER", and collectively "SHAREHOLDERS").

                                    RECITALS

Whereas, each Shareholder owns a certain number of common shares in the Company as set forth in Exhibit 1 hereto; and

Whereas, the Company intends to complete an initial global public offering (the "IPO") and become listed on an internationally recognized stock exchange by the end of 2006;

NOW, THEREFORE, in order to reinforce the unification of the Company and make an effective use of the shares in the Company as long-term incentives, the Shareholders hereby agree as follows:

A. The Shareholders will not, during the initial twelve (12) months commencing immediately after the date of the IPO (the "LOCKUP PERIOD"),

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs, capital stocks (whether in the form of stocks or ADS) or shares of the Company, or any securities convertible into or exercisable as or exchangeable for ADSs, capital stocks or shares of the Company; or

(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs, capital stocks or shares of the Company, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, capital stocks or shares of the Company or such other securities, in cash or otherwise (the transactions set forth in (1) and (2) above collectively referred to as "SHARE TRANSFER" or "TRANSFER").

The above restrictions on the Share Transfer shall not apply to any Share Transfer by any Shareholder to (i) his/her spouse, parents or siblings, or other family members immediately preceding or descended from him/her, or to a trust of which any of the above persons is a beneficiary.

B. After the expiry of the Lockup Period, the Share Transfer by any Shareholder may be conducted subject to the following restrictions:


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                                        English Translation of Original Contract

(1) Within three (3) years (including the Lockup Period) as from the date of the IPO, neither Mr. Lu Yonghua nor Mr. Wang Hanfei may transfer any of his shares in the Company by any of the arrangements described in Section A above, whether through Yonghua Solar Power Investment Holding Ltd. or WHF Investment Co., Ltd.. After the expiry of such three (3) years, each of Mr. Wang and Mr. Lu may transfer his shares in the Company under the rules and regulations of the US Securities and Exchange Commission (the "SEC") subject to his performance of the information disclosure obligations relating thereto.

(2) After the expiry of the Lockup Period, each of Mr. Gu Yongliang, Mr. Cui Rongqiang, Ms. Yu Haijuan, Mr. Wang Yuting and Mr. Tong Xingxue may transfer his/her shares in the Company by any of the arrangements described in Section A above, through Yongliang Solar Power Investment Holding Ltd., Yongqiang Solar Power Investment Holding Ltd., Yongfa Solar Power Investment Holding Ltd., YongGuan Solar Power Investment Holding Ltd., YongXing Solar Power Investment Holding Ltd. respectively; provided, however, that the aggregate of the shares so transferred during any year after expiry of the Lockup Period may not exceed 1/3 of his/her total number of record shares at the date of the IPO subject to any share split or combination of the Company ("QUOTA"), or in other words, the total number of the shares held by any such Shareholder may not be completely transferred at least after three (3) years after the IPO. Any portion of any Quota not used in previous years may be added to the Quota for the current year.

Any and all the proceeds received by any Shareholder from his/her Share Transfer shall, after deduction of required taxes and charges, be repatriated back to the PRC within one hundred and eighty (180) days in accordance with relevant regulations of the State Administration for Foreign Exchange of the PRC (the "SAFE"). After such proceeds so repatriated is settled pursuant to relevant regulations of the SAFE, 1/3 of such proceeds so settled may be retained by such Shareholder and the remaining 2/3 of such proceeds (the "ESCROW AMOUNT") shall be delivered to an escrow account opened by the Company for putting the same under the temporary custody of the Company. On the first anniversary of the date on which any Escrow Amount is transferred to the escrow account, 50% of such Escrow Amount may be paid to such Shareholder and on the second anniversary of such date the remaining 50% of such Escrow Amount together with any and all the interest accrued thereon may be paid to such Shareholder at the interest rate then applicable to individual time deposits adopted by banks.

(3) After the expiry of the Lockup Period, Mr. Cao Min may transfer his shares in the Company by any of the arrangements described in Section A above through Forever-brightness Investments Limited; provided, however, that during the first year after the expiry of the Lockup Period he can only transfer 50% of his shares in the Company and the remaining 50% of the shares may not be transferred until after the first anniversary of the expiry date of the Lockup Period.

(4) Where after the expiry of the Lockup Period, under certain circumstances, any Shareholder other than Mr. Lu Yonghua needs to transfer any of his/her shares in the Company in violation of the above restrictions, he/she shall obtain the prior written approval to such Transfer by Mr. Lu Yonghua in his capacity as the chairman of the board of directors of the Company.

C. ADDITIONAL AGREEMENTS


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

                                        English Translation of Original Contract

(1) Any transfer of equity securities in any holding company or other intermediate entity through which a Shareholder holds his/her shares in the Company shall be deemed, for the purposes of this Agreement, to be a transfer of shares in the Company by such Shareholder and shall be governed by the terms and conditions of this Agreement. The number of shares deemed to be transferred shall be equal to the number of shares in the Company owned by the intermediate company or entity multiplied by the ownership interest of the Shareholder in such company or entity.

(2) The Company agrees not to enter into the shareholder register of the Company any Transfer that has been undertaken in violation of this Agreement.

D. MISCELLANEOUS

(1) Further Assurances. Each Shareholder shall, and shall cause his/her respective representatives and controlled persons or entities, to execute all such documents and do all such other things within his or their power, both direct and indirect, as may be required to give full effect to the terms and conditions of this Agreement and to ensure that the terms and conditions of this Agreement are not violated or compromised.

(2) Notices. Unless otherwise agreed among the parties hereto, any and all the communications hereunder shall be made in writing and shall be deemed to have been given or made (i) upon receipt, if delivered by hand, (ii) upon generation of the confirmation of successful transmission, if delivered by fax transmission, (iii) after seven (7) days after delivery to the mail service, if delivered by mail, or (iv) three (3) days after delivery to the courier service, if delivered by international overnight courier service or by mail (postage prepaid), or the day immediately after the date on which the sending party has received the confirmation of delivery from such courier service.

Any party hereto who has delivered any communication to any of the other parties hereto by fax shall give a confirmation call to such other party about his//her/its delivery of such fax; provided, however, that failure to make such a confirmation call shall not impair the effect of such communication.

(3) Severability. If any provision in this Agreement shall be held illegal or unenforceable, such provision shall be interpreted in favour of its enforceability so that it can be enforced. Where there is no applicable term for such interpretation, such provision shall be deemed to be severable from the remaining provisions in this Agreement so as to keep this Agreement in full force and effect. Notwithstanding the foregoing, if such illegal or unenforceable provision is necessary for the rights and interests of the parties hereto, the parties shall use their best endeavours to negotiate for a provision that is valid, enforceable and satisfactory to all the parties hereto to replace such illegal or unenforceable provision.

(4) Effectiveness. This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

(5) Language. This Agreement shall be interpreted in Chinese.

(6) Counterparts. This Agreement may be executed in counterparts. Each such counterpart so executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.


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

                                        English Translation of Original Contract

(7) Amendment. Any amendment to this Agreement shall be subject to the unanimous written consent of all the Shareholders.

(8) Dispute Resolution. The parties hereto agree that any dispute arising from this Agreement shall be resolved through friendly consultations. Any dispute that can not be resolved through such consultations within thirty (30) days as of the occurrence thereof shall be finally resolved by China International Economic and Trade Arbitration Commission through arbitration.

(9) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the New York State of the United States of America.

                          [signature on the next page]


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

                                        English Translation of Original Contract

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written by their respective authorized representatives.

COMPANY: SOLARFUN POWER HOLDINGS CO., LTD.


Signed by: /s/ Lu Yonghua (signature)
           ----------------------------
Name: Lu Yonghua
Position:
          -----------------------------


Shareholders:

LU YONGHUA


Signed by: /s/ Lu Yonghua (signature)
           ----------------------------
Name: Lu Yonghua


WANG HANFEI


Signed by: /s/ Wang Hanfei (signature)
           -----------------------------
Name: Wang Hanfei


CUI RONGQIANG


Signed by: /s/ Cui Rongqiang (signature)
           -----------------------------
Name: Cui Rongqiang


GU YONGLIANG


Signed by: /s/ Gu Yongliang (signature)
           -----------------------------
Name: Gu Yongliang


YU HAIJUAN


Signed by: /s/ Yu Haijuan (signature)
           -----------------------------
Name: Yu Haijuan


WANG YUTING


Signed by: /s/ Wang Yuting (signature)
           -----------------------------
Name: Wang Yuting


CAO MIN


Signed by: /s/ Cao Min (signature)
           -----------------------------
Name: Cao Min


TONG XINGXUE


Signed by: /s/ Tong Xingxue (signature)
           -----------------------------
Name: Tong Xingxue


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